EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Prime Medical Services, Inc. Amended and Restated 1993 Stock Option Plan and the Prime Medical Services, Inc. 2003 Stock Option Plan of our report dated February 25, 2004 (except Note 23, as to which the date is March 5, 2004), with respect to the consolidated financial statements and schedule of HealthTronics Surgical Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 8, 2004